EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

LABOR READY SELECTS AIG AS WORKERS’ COMPENSATION
INSURANCE PROVIDER
Agreement Effective July 1, 2003

TACOMA, WA, July 3, 2003—Labor Ready, Inc. (NYSE: LRW) announced it has selected The Insurance Company of the State of Pennsylvania and National Union Fire Insurance Company of Pittsburgh, PA, both member companies of American International Group, Inc. (AIG), to provide Labor Ready’s workers’ compensation insurance.

The terms and conditions of the new agreement, which was effective as of July 1, 2003, are substantially equivalent to the program under which Labor Ready had been operating with its previous workers’ compensation carrier.

“We chose AIG, the world’s leading international insurance and financial services organization, primarily for their financial stability and AAA rating within the insurance industry,” said Labor Ready President and CEO Joe Sambataro.

About Labor Ready

Labor Ready is the nation’s leading provider of temporary manual labor to the light industrial and small business markets.  Labor Ready serves approximately 275,000 customers by providing a flexible, dependable workforce to such industries as freight handling, warehousing, landscaping, construction and light manufacturing.  In 2002, the Company put nearly 600,000 people to work. Labor Ready operates more than 775 locations in the United States, Canada, and the United Kingdom.  For additional information, visit Labor Ready’s website at www.laborready.com.

About AIG

American International Group, Inc. (AIG) is the world’s leading international insurance and financial services organization, with operations in approximately 130 countries and jurisdictions.  AIG member companies serve commercial, institutional and individual customers through the most extensive worldwide property-casualty and life insurance networks of any insurer.  In the United States, AIG companies are the largest underwriters of commercial and industrial insurance, and AIG American General is a top-ranked life insurer.  AIG’s global businesses also include financial services, retirement savings and asset management.  AIG’s financial services businesses include aircraft leasing, financial products, trading and market making.  AIG’s growing global consumer finance business is led in the United States by American General Finance.  AIG also has one of the largest U.S. retirement savings businesses through AIG SunAmerica and AIG VALIC, and is a leader in asset management for the individual and institutional markets, with specialized investment management capabilities in equities, fixed income, alternative investments and real estate.  AIG’s common stock is listed on the New York Stock Exchange, as well as the stock exchanges in London, Paris, Switzerland and Tokyo.

This news release contains forward-looking statements, including statements about our insurance coverage.  Our results are subject to a number of risks, including risks regarding our workers’ compensation insurance described in our Report on Form 10-K filed March 14, 2003 and other filings with the Securities and Exchange Commission.

For more information, contact:
Stacey Burke
Director of Public Relations
Labor Ready, Inc.
(253) 680-8291